Exhibit 99.1

ADVAXIS APPOINTS WORLD RENOWNED ONCOLOGIST AND RESEARCH SCIENTIST, DR. SAMIR N. KHLEIF, TO ITS BOARD OF DIRECTORS

PRINCETON, NJ, October 8, 2014 — Advaxis, Inc. (NASDAQ:ADXS), a clinical-stage biotechnology company developing cancer immunotherapies, announced the appointment of world renowned oncologist and research scientist, Dr. Samir N. Khleif, to the Company’s Board of Directors. Dr. Khleif has more than 20 years of experience in the medical oncology, tumor immunology and immunotherapy fields.

“We are delighted to welcome Dr. Khleif to Advaxis’s Board of Directors,” commented Daniel J. O’Connor, President and Chief Executive Officer of Advaxis. “Dr. Khleif’s in-depth knowledge of immunotherapy products generally, as well as of our proprietary Lm-LLO cancer immunotherapy technology specifically, will be of great value to Advaxis. We look forward to benefiting from his guidance as we work diligently to advance our Lm-LLO cancer immunotherapies to create shareholder value.”

Dr. Khleif currently serves as the Director of the State of Georgia Cancer Center, Georgia Regents University Cancer Center and the Cancer Service Line. Dr. Khleif was formerly Chief of the Cancer Vaccine Section at the National Cancer Institute (NCI), and also served as a Special Assistant to the Commissioner of the Food and Drug Administration (FDA) leading the Critical Path Initiative for oncology. Dr. Khleif is a Georgia Research Alliance Distinguished Cancer Scientist and Clinician and holds a professorship in Medicine, Biochemistry and Molecular Biology, and Graduate Studies at Georgia Regents University.

Dr. Khleif’s research program at Georgia Regents University Cancer Center focuses on understanding the mechanisms of cancer-induced immune suppression, and utilizing this knowledge for the development of novel immune therapeutics and vaccines against cancer. His research group designed and performed some of the first cancer vaccine clinical trials targeting specific genetic changes in cancer cells. He led many national efforts and committees on the development of biomarkers and integration of biomarkers in clinical trials, including the AACR-NCI-FDA Cancer Biomarker Collaborative and the ASCO Alternative Clinical Trial Design. Dr. Khleif is the author of many book chapters and scientific articles on tumor immunology and biomarkers process development, and he is the editor for two textbooks on cancer therapeutics, tumor immunology, and cancer vaccines.

Dr. Khleif was inducted into the American Society for Clinical Investigation, received the National Cancer Institute’s Director Golden Star Award, the National Institutes of Health Award for Merit, the Commendation Medal of the US Public Health Service, and he was recently appointed to the Institute of Medicine National Cancer Policy Forum.

“Samir’s extensive experience with both the science and business of oncology makes him an ideal addition to the Board of Directors of Advaxis,” commented James Patton, Chairman of Advaxis. “His guidance and high standards will be invaluable in the advancement of Advaxis’s technology to registrational trials and beyond.”

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing multiple cancer immunotherapies based on its proprietary platform intended to redirect the immune system to kill cancer. The Advaxis Lm-LLO technology, using bioengineered live attenuated Listeria monocytogenes bacteria, is the only known cancer immunotherapy agent shown in preclinical studies to both generate cancer fighting T-cells directed against a cancer antigen and neutralize Tregs and MSDCs, that protect the tumor microenvironment from immunologic attack and contribute to tumor growth. Advaxis’s lead immunotherapy, ADXS-HPV, targets human papillomavirus (HPV)-associated cancers and is in clinical trials for three indications: Phase 2 in invasive cervical cancer, Phase 1/2 in head and neck cancer, and Phase 1/2 in anal cancer. The FDA has granted Advaxis orphan drug designation for each of these three indications. The Company plans to initiate a registration clinical program for cervical cancer in 2015 and has established licensing partners in India and Asia for commercialization in those regions. Advaxis is planning to evaluate the combination of ADXS-HPV with an anti-PD-L1 immune checkpoint inhibitor in HPV-associated cervical cancer and head and neck cancer.

Advaxis’s second Lm-LLO immunotherapy candidate in clinical testing will be ADXS-PSA, which is being developed to address prostate cancer. Advaxis is planning to file an IND with the FDA and initiate a Phase 1/2 clinical study with ADXS-PSA alone and in combination with a PD-1 checkpoint inhibitor. Advaxis is also developing Lm-LLO immunotherapy ADXS-cHER2, to target the Her2 receptor overexpressing cancers. Her2 is overexpressed in certain solid-tumor cancers, including pediatric bone cancer (or osteosarcoma), breast cancer, esophageal, and gastric cancer. Advaxis is developing ADXS-cHER2 for both human and animal-health, and has seen promising results in canine osteosarcoma, which is considered a model for human osteosarcoma. Advaxis is planning to file an IND for ADXS-cHER2 in Her2 overexpressing cancers and to conduct a clinical program in pediatric osteosarcoma. Advaxis has licensed ADXS-cHER2 and three other immunotherapy constructs to Aratana Therapeutics, Inc.

For more information please visit www.advaxis.com or connect with us on

●	Facebook: https://www.facebook.com/advaxisinc

●	Twitter: https://twitter.com/Advaxis

●	LinkedIn: http://www.linkedin.com/company/advaxis-inc.

●	Google+: https://plus.google.com/b/115126287957745987074/115126287957745987074/posts

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis’s ability to develop the next generation of cancer immunotherapies; the safety and efficacy of Advaxis’s proprietary immunotherapy, ADXS HPV; whether Advaxis immunotherapies can redirect the powerful immune response all human beings have to the bacterium to cancers. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis’s SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2013, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

***

CONTACTS:

Media Contact:

Tiberend Strategic Advisors, Inc.

Amy S. Wheeler

awheeler@tiberend.com

646.362.5750